EXHIBIT 99.1

The Chemours Company Reports Third Quarter 2019 Results

Committed to Core Growth Strategy and Managing Uncertain Macroeconomic Conditions

WILMINGTON, Del., Nov. 4, 2019 /PRNewswire/ --

Third Quarter 2019 Results

•	Net Sales of $1.4 billion
•	Net Income of $76 million, with diluted EPS of $0.46
•	Adjusted Net Income of $98 million, with diluted Adjusted EPS of $0.59
•	Adjusted EBITDA of $248 million
•	Free Cash Flow of $160 million

Other Highlights

•	Published our second annual Corporate Responsibility Commitment (CRC) report
•	Announced the launch of a new Ti-Pure™ product for the high-quality, specialty ink market

The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Fluoroproducts, Chemical Solutions and Titanium Technologies, today announced its financial results for the third quarter 2019.

"Our results in the third quarter reflect a weakening macro-economic environment that had an adverse impact on performance across the business," said Chemours President and CEO Mark Vergnano.  "Despite that, we continue to make progress on our core business imperatives, including Ti-Pure™ value stabilization, Opteon™ adoption, and Fluoropolymers application development. As part of our ongoing efforts to improve operating efficiencies, we are making several restructuring and portfolio changes across Chemours, including the shutdown of our Methylamines and Methylamides business."

Third quarter 2019 net sales were $1.4 billion in comparison to $1.6 billion in the prior-year quarter.  Results were driven primarily by lower volume in Titanium Technologies and lower volume and price in Fluoroproducts, resulting in a 15 percent decrease in net sales. Currency was a small headwind in the quarter. Third quarter net income was $76 million, or $0.46 per diluted share, inclusive of restructuring, asset related, and other charges of $34 million. Adjusted EBITDA for the third quarter 2019 was $248 million in comparison to $435 million in the previous year's third quarter, a result of lower volumes and fixed cost under-absorption in Titanium Technologies, lower margins in Fluoroproducts, and reduced F-Gas quota sales.

Fluoroproducts
Fluoroproducts segment net sales in the third quarter were $636 million in comparison to $682 million in the prior-year quarter. The continued impact of illegal imports of HFC refrigerants into the EU, softer base refrigerants demand, and macro-economic weakness more than offset the positive impact of adoption of Opteon™ mobile refrigerants and the increased sales of high-grade Fluoropolymers. Price and volume declined 4 percent and 2 percent, respectively, on a year-over-year basis. Segment Adjusted EBITDA of $122 million decreased 33 percent versus the prior-year quarter, primarily due to lower net sales and lower F-Gas quota sales.

Chemical Solutions
Chemical Solutions segment net sales in the third quarter were $140 million in comparison to $155 million in the prior-year quarter. Prices were lower year-over-year primarily driven by mix and lower cost pass-throughs in Performance Chemicals and Intermediates. Third quarter 2019 segment Adjusted EBITDA of $23 million decreased 4 percent versus the prior-year quarter, reflecting price headwinds partially offset by increased other income from licensing agreements.

EXHIBIT 99.1

Titanium Technologies
Titanium Technologies segment net sales in the third quarter were $614 million in comparison to $791 million in the prior-year quarter. This decrease was a result of lower volumes of Ti-Pure™ titanium dioxide on a year-over-year basis, though volumes were up 10% sequentially as buying patterns stabilized.  Global average selling prices were largely stable in comparison to last year's third quarter. Segment Adjusted EBITDA was $137 million, in comparison to $268 million in last year's third quarter, driven mainly by lower volumes of Ti-Pure™ titanium dioxide and fixed cost under-absorption.

Corporate and Other
Corporate and Other in the third quarter 2019 represented a $34 million offset to Adjusted EBITDA, versus a $39 million offset in the prior-year quarter. This improvement was primarily attributable to lower performance-related compensation expense and other general administrative costs.

The company realized an Adjusted Effective Tax Rate of approximately 16 percent for the quarter.  The company expects its Adjusted Effective Tax Rate for the full-year 2019 to be within a range of 18 to 19 percent, reflecting the company's anticipated geographic mix of earnings.

Liquidity
As of September 30, 2019, gross consolidated debt was $4.2 billion. Debt, net of $694 million cash, was $3.5 billion, resulting in a net leverage ratio of approximately 3.1 times on a trailing twelve-month basis.

Cash provided by operating activities for the third quarter 2019 was $288 million, versus $342 million in the prior-year quarter. Capital expenditures for the third quarter 2019 were $128 million, versus $116 million in last year's third quarter. Free Cash Flow for the third quarter 2019 was $160 million versus the prior-year quarter of $226 million.

Outlook
Mr. Vergnano concluded, "Looking ahead, we anticipate softer economic activity as we head into 2020, but are actively monitoring trade and other issues, which could change the dynamic. The Chemours team continues to work hard to build deeper relationships with our customers, through initiatives such as Ti-Pure™ Value Stabilization and our application development work in Fluoroproducts. I remain confident that our customers' success will be our own, and investments in our customer offerings will create value for our shareholders over time."

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Tuesday, November 5, 2019 at 8:30 AM EST. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

About The Chemours Company
The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in fluoroproducts, chemical solutions, and titanium technologies, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in refrigeration and air conditioning, mining and general industrial manufacturing, plastics and coatings. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™. Chemours has approximately 7,000 employees and 28 manufacturing sites serving approximately 3,700 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more information please visit chemours.com, or follow us on Twitter @Chemours, or LinkedIn.

EXHIBIT 99.1

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans, prospects, targets, goals and commitments, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, and our outlook for net sales, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, Adjusted Effective Tax Rate, and Return on Invested Capital, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2018. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACT:

INVESTORS
Jonathan Lock
VP, Corporate Development and Investor Relations
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
David Rosen
Executive and Financial Communications Manager
+1.302.773.2711
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net sales	$1,390	$1,628	$4,173	$5,174
Cost of goods sold	1,096	1,151	3,260	3,603
Gross profit	294	477	913	1,571
Selling, general, and administrative expense	130	163	423	466
Research and development expense	20	20	61	61
Restructuring, asset-related, and other charges	34	12	49	32
Total other operating expenses	184	195	533	559
Equity in earnings of affiliates	9	10	25	32
Interest expense, net	(53)	(47)	(156)	(148)
Loss on extinguishment of debt	—	—	—	(38)
Other income, net	25	24	81	115
Income before income taxes	91	269	330	973
Provision for (benefit from) income taxes	15	(6)	65	119
Net income	76	275	265	854
Less: Net income attributable to non-controlling interests	—	—	—	1
Net income attributable to Chemours	$76	$275	$265	$853
Per share data
Basic earnings per share of common stock	$0.46	$1.56	$1.60	$4.77
Diluted earnings per share of common stock	0.46	1.51	1.58	4.62

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$694	$1,201
Accounts and notes receivable, net	832	861
Inventories	1,223	1,147
Prepaid expenses and other	78	84
Total current assets	2,827	3,293
Property, plant, and equipment	9,274	8,992
Less: Accumulated depreciation	(5,754)	(5,701)
Property, plant, and equipment, net	3,520	3,291
Operating lease right-of-use assets	307	—
Goodwill and other intangible assets, net	176	181
Investments in affiliates	184	160
Other assets	442	437
Total assets	$7,456	$7,362
Liabilities
Current liabilities:
Accounts payable	$948	$1,137
Short-term and current maturities of long-term debt	149	13
Other accrued liabilities	546	559
Total current liabilities	1,643	1,709
Long-term debt, net	4,007	3,959
Operating lease liabilities	254	—
Deferred income taxes	208	217
Other liabilities	501	457
Total liabilities	6,613	6,342
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 188,811,686 shares issued and 163,492,451 shares outstanding at September 30, 2019; 187,204,567 shares issued and 170,780,474 shares outstanding at December 31, 2018)	2	2
Treasury stock, at cost (25,319,235 shares at September 30, 2019; 16,424,093 shares at December 31, 2018)	(1,072)	(750)
Additional paid-in capital	857	860
Retained earnings	1,606	1,466
Accumulated other comprehensive loss	(556)	(564)
Total Chemours stockholders’ equity	837	1,014
Non-controlling interests	6	6
Total equity	843	1,020
Total liabilities and equity	$7,456	$7,362

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$265	$854
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	232	213
Gain on sales of assets and businesses	(11)	(45)
Equity in earnings of affiliates, net	(24)	(4)
Loss on extinguishment of debt	—	38
Amortization of debt issuance costs and issue discounts	7	9
Deferred tax (benefit) provision	(17)	3
Asset-related charges	12	—
Stock-based compensation expense	18	20
Net periodic pension cost (income)	4	(7)
Defined benefit plan contributions	(15)	(12)
Other operating charges and credits, net	(2)	(11)
Decrease (increase) in operating assets:
Accounts and notes receivable, net	32	(87)
Inventories and other operating assets	(46)	(154)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(205)	64
Cash provided by operating activities	250	881
Cash flows from investing activities
Purchases of property, plant, and equipment	(385)	(344)
Acquisition of business, net	(10)	(37)
Proceeds from sales of assets and businesses, net	7	46
Proceeds from life insurance policies	1	—
Foreign exchange contract settlements, net	—	8
Cash used for investing activities	(387)	(327)
Cash flows from financing activities
Proceeds from issuance of debt, net	—	520
Proceeds from revolving loan	150	—
Repayments on revolving loan	(150)	—
Proceeds from accounts receivable securitization facility	125	—
Debt repayments	(15)	(675)
Payments related to extinguishment of debt	—	(29)
Payments of debt issuance costs	—	(12)
Payments on finance leases	(2)	—
Purchases of treasury stock, at cost	(322)	(520)
Proceeds from exercised stock options, net	8	15
Payments related to tax withholdings on vested stock awards	(30)	(16)
Payments of dividends	(124)	(106)
Cash used for financing activities	(360)	(823)
Effect of exchange rate changes on cash and cash equivalents	(10)	(12)
Decrease in cash and cash equivalents	(507)	(281)
Cash and cash equivalents at January 1,	1,201	1,556
Cash and cash equivalents at September 30,	$694	$1,275

Supplemental cash flows information
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$68	$12
Obligations incurred under build-to-suit lease arrangement	35	41
Purchases of treasury stock not settled by period-end	—	10
Non-cash financing arrangements	11	—
Deferred payments related to acquisition of business	15	—

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
	Three Months Ended			Ended	Sequential
	September 30,		Increase /	June 30,	Increase /
	2019	2018	(Decrease)	2019	(Decrease)
Fluoroproducts	$636	$682	$(46)	$711	$(75)
Chemical Solutions	140	155	(15)	130	10
Titanium Technologies	614	791	(177)	567	47
Total Net Sales	$1,390	$1,628	$(238)	$1,408	$(18)

Segment Adjusted EBITDA				Three Months
	Three Months Ended			Ended	Sequential
	September 30,		Increase /	June 30,	Increase /
	2019	2018	(Decrease)	2019	(Decrease)
Fluoroproducts	$122	$182	$(60)	$180	$(58)
Chemical Solutions	23	24	(1)	16	7
Titanium Technologies	137	268	(131)	127	10
Corporate and Other	(34)	(39)	5	(40)	6
Total Adjusted EBITDA	$248	$435	$(187)	$283	$(35)

Adjusted EBITDA Margin	18%	27%		20%

Quarterly Change in Net Sales from the three months ended September 30, 2018
		Percentage	Percentage Change Due To
	September 30, 2019 Net Sales	Change vs. September 30, 2018	Local Price	Volume	Currency Effect
Total Company	$1,390	(15)%	(3)%	(11)%	(1)%

Fluoroproducts	$636	(7)%	(4)%	(2)%	(1)%
Chemical Solutions	140	(10)%	(11)%	1%	—%
Titanium Technologies	614	(22)%	(2)%	(20)%	—%

Quarterly Change in Net Sales from the three months ended June 30, 2019
		Percentage	Percentage Change Due To
	September 30, 2019 Net Sales	Change vs. June 30, 2019	Local Price	Volume	Currency Effect
Total Company	$1,390	(1)%	(2)%	1%	—%

Fluoroproducts	$636	(11)%	(1)%	(10)%	—%
Chemical Solutions	140	8%	(4)%	12%	—%
Titanium Technologies	614	8%	(2)%	10%	—%

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represent the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; asset impairments; (gains) losses on sale of business or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018
Net income attributable to Chemours	$76	$275	$96	$265	$853
Non-operating pension and other post-retirement employee benefit cost (income)	1	(4)	(3)	(5)	(18)
Exchange (gains) losses, net	(5)	6	9	(2)	4
Restructuring, asset-related, and other charges	34	12	7	49	32
Loss on extinguishment of debt	—	—	—	—	38
Gain on sales of assets and businesses (1)	(9)	—	(2)	(11)	(45)
Transaction costs	—	—	1	1	9
Legal charges (2)	5	34	8	43	45
Adjustments made to income taxes (3)	3	(41)	7	5	(54)
Benefit from income taxes relating to reconciling items (4)	(7)	(11)	(3)	(18)	(15)
Adjusted Net Income	98	271	120	327	849
Net income attributable to non-controlling interests	—	—	—	—	1
Interest expense, net	53	47	52	156	148
Depreciation and amortization	78	71	78	232	213
All remaining provision for income taxes	19	46	33	78	188
Adjusted EBITDA	$248	$435	$283	$793	$1,399

(1)

For the three and nine months ended September 30, 2019, the Company recognized a non-cash gain of $9 million related to the sale of the Company’s Repauno, New Jersey site. For the nine months ended September 30, 2018, gain on sales of assets and businesses included a $42 million gain associated with the sale of our Linden, New Jersey site.

(2)

Includes litigation settlements, PFOA drinking water treatment accruals, and other legal charges. For the three and nine months ended September 30, 2019, legal charges included $2 million and $36 million in additional charges for the approved final Consent Order associated with certain matters at our Fayetteville, North Carolina facility, which are discussed in further detail in “Note 19 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements.

(3)

Includes the removal of certain discrete income tax impacts within the Company’s provision for income taxes, such as the benefit from windfalls on its share-based payments, historical valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.

(4)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018
Numerator:
Net income attributable to Chemours	$76	$275	$96	$265	$853
Adjusted Net Income	98	271	120	327	849
Denominator:
Weighted-average number of common shares outstanding - basic	163,815,483	176,489,881	164,118,816	165,254,084	178,765,676
Dilutive effect of the Company's employee compensation plans	1,325,380	5,387,244	2,822,810	2,780,874	5,891,072
Weighted-average number of common shares outstanding - diluted	165,140,863	181,877,125	166,941,626	168,034,958	184,656,748

Earnings per share - basic	$0.46	$1.56	$0.58	$1.60	$4.77
Earnings per share - diluted	0.46	1.51	0.57	1.58	4.62
Adjusted basic earnings per share of common stock	0.60	1.54	0.73	1.97	4.75
Adjusted diluted earnings per share of common stock	0.59	1.49	0.72	1.94	4.60

2019 Estimated Adjusted EBITDA and Estimated Adjusted EPS to Estimated GAAP Net Income Reconciliation (*)

	Year Ended December 31, 2019
	Low	High
Net income attributable to Chemours	$357	$466
Restructuring, asset-related, and other charges	40	50
Adjusted Net Income	397	516
Interest expense, net	207	212
Depreciation and amortization	309	309
Provision for income taxes	87	113
Adjusted EBITDA	$1,000	$1,150

Weighted-average number of common shares outstanding - basic (1)	164.2	164.2
Dilutive effect of the Company's employee compensation plans (1,2)	3.5	3.5
Weighted-average number of common shares outstanding - diluted (1,2)	167.7	167.7

Basic earnings per share of common stock	$2.17	$2.84
Diluted earnings per share of common stock (2)	2.13	2.78
Adjusted basic earnings per share of common stock	2.42	3.14
Adjusted diluted earnings per share of common stock (2)	2.37	3.08

(1)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect actual results through September 30, 2019 which are carried forward for the projection period and updated for the estimated impacts of the Company’s 2019 share repurchases.

(2)

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flows to GAAP Cash Flow Provided by Operating Activities Reconciliation

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2019	2018	2019	2019	2018
Cash flow provided by operating activities	$288	$342	$7	$250	$881
Less: Purchases of property, plant, and equipment	(128)	(116)	(124)	(385)	(344)
Free Cash Flows	$160	$226	$(117)	$(135)	$537

Free Cash Flows is defined as cash flow provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

2019 Estimated Free Cash Flow to GAAP Cash Flow Provided by Operating Activities Reconciliation (*)

(Estimated)
Year Ended December 31,
2019
Cash flow provided by operating activities	$ ~ 600
Less: Purchases of property, plant, and equipment	~ (500)
Free Cash Flows	$ ~ 100

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Period Ended September 30,
	2019	2018
Adjusted EBITDA (1)	$1,134	$1,794
Less: Depreciation and amortization (1)	(303)	(281)
Adjusted EBIT	831	1,513

Total debt	4,156	3,999
Total equity	843	1,146
Less: Cash and cash equivalents	(694)	(1,275)
Invested capital, net	$4,305	$3,870

Average invested capital (2)	$4,094	$3,637

Return on Invested Capital	20.3%	41.6%
(1)

Based on amounts for the trailing 12 months ended September 30, 2019 and 2018. Reconciliations of Adjusted EBITDA to net income (loss) attributable to Chemours are provided on a quarterly basis. See the preceding table for the reconciliation of Adjusted EBITDA to net income attributable to Chemours for the three and nine months ended September 30, 2019 and 2018.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.